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                                                                     Exhibit 4.c


                                    FORM OF
                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "AGREEMENT") is entered into by and between [EMPLOYEE] ("YOU") and [SURVIVING COMPANY], a [INSERT STATE] corporation (the "COMPANY") and will be effective as of Effective Date (defined in Section 14 below).

      WHEREAS, you desire to be employed as of the Company; and

      WHEREAS, the Company has hired you and is willing to continue your employment based on your particular qualifications, on the condition that you shall enter into this Agreement and shall fully perform all the responsibilities and duties and strictly observe all of your obligations hereunder;

      NOW, THEREFORE, in consideration of your continued employment by the Company and the compensation to be paid by the Company to you in connection therewith and for other good and valuable consideration, you and the Company hereby agree as follows:

1.    Position and Responsibilities.

      (a) Position. The Company agrees to continue your employment as throughout the Term (defined below).

      (b) Responsibilities. [Insert job description]

2.    Term of Employment.
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      (a) Basic Rule. The Company agrees to continue your employment, and you agree to remain in employment with the Company, from the Effective Date until the fourth (4th) anniversary of such date (the "TERM"), unless your employment terminates earlier pursuant to Section 5 below.

      (b) Renewal of Term. On the fourth (4th) anniversary and on each subsequent anniversary of the Effective Date, the Term shall be automatically renewed for an additional one-year period on each Date that the Term would otherwise expire, unless either party notifies the other in writing no later than six months prior to the applicable anniversary date that said party is not willing to renew the Term.

3.    Compensation.

      (a) Base Compensation. You will be entitled to receive base compensation during the Term ("BASE COMPENSATION"). Your Base Compensation for the first year
of the Term shall be at the annual rate of [       ]  per year and your annual
Base Compensation for the remainder of the Term shall not be less than that amount. Base Compensation shall be paid in equal biweekly installments, less deductions required by law. The Board will review and may increase your Base Compensation periodically, usually annually on or about February 1st. Such review shall be in accordance with performance criteria to be determined by the Board in its sole discretion, and

      (b) Bonus Compensation. During the Term, usually on an annual basis, you shall be provided a reasonable opportunity to receive an additional cash payment (less deductions required by law) ("BONUS COMPENSATION") of up to [ %] of your base compensation. The amount of Bonus Compensation shall be determined with reference to your performance in accordance with performance criteria reasonably determined by the Board for each calendar year. Notwithstanding the foregoing
you shall receive a Bonus Compensation of not less than $[       ] for the first
year of the Term, payable on or before the expiration of the first year of the Term.

      (c) Other Compensation. In addition to the annual cash compensation described in Sections 3(a) and (b) hereof, you and the Company have hereby agreed to the following other compensation:

            (i) During the Term, and payable in February of each year, the Company shall pay you an annual cash payment (Integration
                  Bonus - Part A") that shall be $[       ]

            (ii) During the Term, and payable in September of each year, the Company shall pay you an annual cash payment ("Integration
                  Bonus - Part B") of $[       ], which shall increase by 10%
                  each year during the Term.


      (d) Lump sum award - You shall be paid $_____ at the end of the Term of the Agreement.

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      (e) You will be eligible to participate in the Company's Stock Option Plan and Deferred Compensation Plan.


      (f) The Company shall apply for disability insurance covering you during the Term and providing an annual benefit equal to sixty percent (60%) of your
prior years annual compensation (but in no event less than $[       ] per year
or more than $[       ] per year), subject to conventional underwriting
criteria. The premiums for disability insurance shall be paid by the Company and included in your compensation for income tax reporting purposes.

4.    Employee Benefits.

      (a) In General. During the Term, you shall be eligible to participate in the employee benefit plans and executive compensation programs that the Company may provide, including but not limited to the Company's health and insurance plans, and 401(k) plan, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the reasonable good faith determinations of any person or committee administering such plan or program. The Company reserves the right to modify or terminate these plans.


      (b) Paid Holidays. You shall be entitled to take paid holidays as specified by Company policy from time to time for all of the Company's employees.

      (c) Vacation. You shall be entitled to reasonable periods of vacation, not
to exceed [       ] weeks for the first year, and [       ] weeks for each year
thereafter during the Term. Your Base Compensation shall be paid during this vacation period.


5. Termination of Employment. Upon the effective date of termination of your employment with the Company (the "TERMINATION DATE"), you will not be eligible for further compensation, benefits or perquisites under Sections 3 and 4 of this Agreement, other than those that have already accrued and the completion of payments that would have been paid under Section 3 (c) (i) & (ii). Termination of your employment may occur under any of the following circumstances:

      (a) Expiration of Term. Your employment will terminate if the Term provided for


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under Section 2 expires without written agreement of both parties to renew the term.

      (b) Company's Termination of Employment. The Company has the right to terminate your employment for Cause. For all purposes under this Agreement, ("CAUSE") shall mean:

            (i) a willful failure by you to substantially perform your duties under this Agreement, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment;

            (ii) a willful act by you, which constitutes gross misconduct or fraud and which is materially injurious to the Company;

            (iii) conviction of, or a plea of "guilty" or "no contest" to, a felony; or

            (iv) a willful breach of any material duty owed to the Company, including the duty of loyalty and the confidentiality agreement, in each case, which is materially injurious to the Company.

Notwithstanding the forgoing, you shall receive thirty days notice of intent to terminate your employment for Cause, which notice shall specify with reasonable detail the reasons for termination and the facts upon which said reasons are based. Upon receipt of notice of termination, you shall have 30 days in which to remedy the matters giving rise to the termination. If you remedy said matters within such 30-day period, this Agreement shall continue in effect.

No act, or failure to act, by you shall be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was lawful and in the Company's best interest.

      (c) Your Termination of Employment. You have the right to terminate your employment with the Company at any time, with or without Cause. You agree to provide the Company thirty (30) days prior written notice of termination. The Company may in its sole discretion select any date prior to the end of such thirty (30) day notice period as the date your employment will terminate. If the Company terminates your employment for any reason other than Cause as defined in
Section 5(b), or you terminate your employment after a Change in Control as defined in Section 6 below or for Good Reason as defined in Section 7(b) below, you shall receive the payments set forth in Section 7(a) below. Notwithstanding the forgoing, upon receipt of notice of termination for Good Reason, which notice shall specify with reasonable detail the reasons for termination for Good Reason and the facts upon which said reasons are based, the Company shall have 30 days in which to remedy the matters giving rise to the termination. If the Company remedies said matters within such 30-day period, this Agreement shall continue in effect.


      (d) Death or Disability. Your employment shall be deemed to have been terminated


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by you upon your (i) death or (ii) inability to perform your duties under this
Agreement, even with reasonable accommodation, for more than twenty-six (26) weeks, whether or not consecutive, in any twelve-month period ("DISABILITY"). Termination will be effective upon the occurrence of such event. If your employment ends as a result of death or Disability, you or your estate will receive the completion of the payments as described in Section 3 (c) (i) & (ii) paid in accordance with the annual payment schedule during the Term as well as the forgiveness of indebtedness and payment of the balance due for the Bank Loan described in Section 3(d) as well as a pro rata portion of your annual Bonus Compensation based upon the Bonus Compensation granted in the prior year.

6. Change in Control. Change in Control shall mean the occurrence of any of the following events after the Effective Date of this Agreement:

      (a) the sale of 100% of the Company, whether by sale of stock or assets.

      (b) the acquisition, whether directly, indirectly, beneficially (within the meaning of rule 13d-3 of the 1934 Act), or of record, of securities of the Company representing two-thirds (66.67%) or more in the aggregate voting power of the Company's then-outstanding Common Stock by any "person", including any corporation or group of associated persons acting in concert, other than (i) the Company or its subsidiaries and/or (ii) any employee pension benefit plan (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974) of the Company or its subsidiaries, including a trust established pursuant to any such plan, or

      (c) a merger or consolidation of the Company in which Allied Capital's ownership is reduced below 66.67%.


7. Termination After Change in Control. If within twelve (12) months after a Change in Control that occurs during the Term you terminate your employment under 5(c) for Good Reason or the Company terminates your employment for any reason other than Cause under 5(b), you shall be entitled to:

      (a) Compensation. A lump sum paid within 30 days after your Termination Date that is equal to the total of items (i) thru (iii) below, less deductions required by law together with the other benefits set forth as follows:

            (i) an amount equal to your Base Compensation for the greater of two years in accordance with the rate in effect on the Termination Date or the aggregate Base Compensation that would have become due had the Termination Date not occurred before the expiration of the Term; and

            (ii) an amount equal to the two (2) multiplied by the last annual bonus


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                  received prior to the Termination date

            (iii) an amount equal to any amounts that would have been paid during the Term pursuant to Sections 3 c (i) & (ii) and the forgiveness of indebtedness payments for the Company Loan and the Bank Loan pursuant to Section 3(d).

                  [compliance with any/all ERISA provisions is to be assumed]

                  [the provision to vest all unvested stock options upon a Change In Control will be included in the applicable Stock Option Agreement document]


      (b) Good Reason. GOOD REASON under this Agreement shall mean any of the
following: (i) that you are removed from you position as        , (ii) your
duties or authority are materially changed such that they are no longer
consistent with the role of                         as contemplated by
Sections 1 (a) & (b) or there is a material diminution of your duties or responsibilities, (iii) you are reassigned to a work location that is not
in        , (iv) your Base Compensation is reduced without your consent, (v)
a Change of Control has occurred, or (vi) the Company breaches any obligation to you under this agreement,


8.    Other Obligations.

      You warrant that you are not subject to any other obligations that would conflict with or inhibit your ability to perform your duties under this Agreement. You further warrant that you have not and will not bring to the Company or use in the performance of your responsibilities at the Company any equipment, supplies, facility or trade secret information (that is not generally available to the public) of any current or former employer or organization to which you provided services, unless you have obtained written authorization for their possession and use.

9.    Confidential Information.

      You shall not disclose or use at any time, either during or after the Termination Date, any confidential information ("CONFIDENTIAL INFORMATION") (defined below) of the Company, whether patentable or not, which you learn as a result of your employment with the Company, whether or not you developed such information. Confidential Information shall include, without limitation, information regarding Allied Capital, it customers' or its business partners' trade secrets and:

      -     any information about existing and prospective investments;

      -     financing information and sources;


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      -     patent applications, developmental or experimental work, formulas, test data, prototypes, models, and product specifications;

      -     financial information;

      -     financial projections and pro forma financial information;

      - sales and marketing strategies, plans and programs and product development information;

      - employees' and consultants' benefits, perquisites, salaries, stock options, compensation, formulas or bonuses, and their non-business addresses and telephone numbers;

      -     organizational structure and reporting relationships; and

      -     business plans.

Information that is or later becomes publicly available in a manner wholly unrelated to any breach of this Agreement by you will not be considered Confidential Information as of the date it enters the public domain. If you are uncertain whether something is Confidential Information you should treat it as Confidential Information until you receive clarification from the Company that it is not Confidential Information. Confidential Information shall remain at all times the property of the Company. You may use or disclose Confidential Information only:

      (a) as authorized and necessary in performing your responsibilities under this Agreement during your employment with the Company; or

      (b) with the Board's prior written consent; or

      (c) in a legal proceeding between you and the Company to establish the rights of either party under this Agreement, provided that you stipulate to a reasonable protective order to prevent any unnecessary use or disclosure; or

      (d) subject to a compulsory legal process that requires disclosure of such information, provided that you have complied with the following procedures to ensure that the Company has an adequate opportunity to protect its legal interests in preventing disclosure.

      Upon receipt of a subpoena that could possibly require disclosure of Confidential Information, you shall provide a copy of the compulsory process and complete information regarding the circumstances under which you received it to the Company by hand delivery within twenty-four (24) hours. You will not make any disclosure until the latest possible date for making such disclosure in accordance with the compulsory process ("LATEST POSSIBLE DATE"). If the Company seeks to prevent disclosure in accordance with the applicable legal procedures, and provides you with notice before the Latest Possible Date that it has initiated such procedures, you will not make disclosures of any Confidential Information that is the subject of such procedures,


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until such objections are withdrawn or ruled on.

      You hereby acknowledge that any breach of this Section 9 would cause the Company irreparable harm.

10.   Non-Solicitation.

      For two (2) years from the Termination Date unless the termination of this agreement occurs for Good Reason, you will not, directly or indirectly, individually or as part of or on behalf of any other person, company, employer or other entity, hire or attempt to solicit for hire, any persons who are employed by the Company within six months of the Termination Date until at least six (6) months after the person's employment with the Company ends ("COVERED EMPLOYEE"). If any Covered Employee accepts employment with any person, company, employer or other entity of which you are an officer, director, employee, partner, shareholder (other than of less than 5% of the stock in a publicly traded company) or joint venture, it will be presumed that the Covered Employee was hired in violation of this provision ("PRESUMPTION"). This Presumption may only be overcome by your showing by a preponderance of the evidence that you were not directly or indirectly involved in soliciting or encouraging the Covered Employee to leave employment with the Company. You agree to notify any person or entity to which you provide services within one year of the Termination Date of the terms of your obligations under this Section 10. The parties agree that any breach of this Section 10 will entitle the Company to injunctive relief enforcing this Section 10.

11.   Consent for Sale of Shares and Right Of First Refusal.

Until the four (4) year anniversary of the date of this agreement, you shall be prohibited from selling [ ] shares without the prior written consent of allied capital and without first providing allied capital with the right of first refusal to purchase any such shares.


12.   Indemnification.

      During the Term and at all times thereafter, you shall be eligible to be indemnified by the Company in accordance with the Company's by-laws from any claims or actions based upon any acts or omissions, or alleged acts or omissions, by you which arise out of or are related to your employment with the Company. You shall be a beneficiary of any directors' and officers' liability insurance policy maintained by the Company as long as you remain an officer or director. The Company shall maintain such insurance in amounts no less than currently maintained by it.

13.   Return of Property.

      Upon termination of your employment with the Company for any reason, you agree to immediately return to the Company all property belonging to the Company. This includes all documents and other information prepared by you or on your behalf or provided to you in


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connection with your duties under this Agreement, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, imaged, audio, video, micro-fiche, electronic or any other means of recording or storing documents or other information. You hereby warrant that you will not retain in any form any such document or other information or copies thereof. You may retain a copy of this Agreement and information describing any rights you may have after the Termination Date under any employee benefit plan.

14.   Effective Date.

      The Effective Date of this Agreement shall be the Effective Time specified in Section 1.2 of the Agreement and Plan of Merger dated of even date herewith by and among Allied Capital Corporation, Allied Capital B Sub Corporation and BLC Financial Services, Inc.


15.   Miscellaneous Provisions.

      (a) Notices. Unless otherwise provided herein, any notice or other information to be provided to the Company will be sent by overnight delivery with acknowledgement of receipt requested, to:

                             [INSERT NAME, ADDRESS]

Any notice or other information to be provided to you will be sent by overnight delivery with acknowledgement of receipt requested or such other address as you may specify in writing, to:

                             [INSERT NAME, ADDRESS]

      (b) Dispute Resolution. You and the Company agree that any dispute between you and the Company will be finally resolved by binding arbitration in accordance with the Federal Arbitration Act ("FAA") and the laws of the state of New York. You and the Company agree to follow the Dispute Resolution Procedures set forth in Attachment A to this Agreement.

      (c) Nature of Agreement. This Agreement and the attachments hereto constitute the entire agreement between you and the Company and supercede all prior agreements and understandings between you and the Company. In making this Agreement, the parties warrant


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that they did not rely on any representations or statements other than those contained in this Agreement. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by the Chief Executive Officer for the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time. Regardless of the choice of law provisions of any other jurisdiction, the parties agree that this Agreement shall be otherwise interpreted, enforced and governed by the laws of the State of New York. This Agreement shall be binding on the Company's successors and assigns and on you, your heirs and personal representatives. This Agreement will continue in effect until all obligations under it are fulfilled. You may not assign this Agreement, either voluntarily or involuntarily. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect and this Agreement shall be interpreted as if the unenforceable provision had not been included in it. This Agreement may be executed in any number of counterparts each of which shall be an original, but all of which together shall constitute one instrument. The headings in this Agreement are for convenience only and shall not effect the interpretation of this Agreement. You further certify that you fully understand the terms of this Agreement and have entered into it knowingly and voluntarily.

      IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its authorized officer, as of the day and year set forth under their signatures below.

                                          [INSERT COMPANY NAME]


___________________________               By:____________________________
EMPLOYEE                                  Chairman of the Board
Date:_______________________              Date:__________________________


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                                                                    ATTACHMENT A



                          DISPUTE RESOLUTION PROCEDURES



The parties agree to make a good faith effort to informally resolve any dispute before submitting the dispute to arbitration in accordance with the following procedures:

            (i) The party claiming to be aggrieved shall furnish to the other a written statement of the grievance, all persons whose testimony would support the grievance, and the relief requested or proposed. The written statements must be delivered to the other party within the time limits for bringing an administrative or court action based on that claim.

            (ii) If the other party does not agree to furnish the relief requested or proposed, or otherwise does not satisfy the demand of the party claiming to be aggrieved within 30 days and the aggrieved party wishes to pursue the issue, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation before a mediator jointly selected by the parties.

            (iii) If the mediation does not produce a resolution of the dispute and either party wishes to pursue the issue, that party shall request arbitration of the dispute by giving written notice to the other party within 30 days after the mediation. The parties will attempt to agree on a mutually acceptable arbitrator and, if no agreement is reached, the parties will request a list of nine arbitrators in New York City from the American Arbitration Association and select by alternately striking names. Regardless of whether the American Arbitration Association administers the arbitration, the arbitration will be conducted consistent with the American Arbitration Association's National Rules for Resolution of Employment Disputes ("RULES") that are in effect at the time of the arbitration. If there is any conflict between those Rules and the terms of the Employment Agreement ("AGREEMENT"), including all attachments thereto, the Agreement will govern. The arbitrator shall have authority to decide whether the conduct complained of under Subsection (a) above violates the legal rights of the parties. In any such arbitration proceeding, any hearing must be transcribed by a certified court reporter and any decision must be supported by written findings of fact and conclusions of law. The arbitrator's findings of fact must be supported by substantial evidence on the record as a whole and the conclusions of law and any remedy must be


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                  provided for by and consistent with the laws of the State of
                  New York and federal law. The arbitrator shall have no authority to add to, modify, change or disregard any lawful term of the Agreement. The Company will pay the arbitrator's fee.

            (iv) Arbitration shall be the exclusive means for final resolution of any dispute between the parties, except that injunctive relief may be sought from any court of competent jurisdiction located in the State of New York when injunctive relief is necessary to preserve the status quo or to prevent irreparable injury, including for any claims concerning an alleged breach of Sections 10, 11 or 13 of the Agreement or other misuse of Confidential Information.


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